Exhibit 10.26

August 28, 2001

James G. Bennett

541 Phillips Avenue

Glen Ellyn, Illinois 60137

Dear Chip:

We are delighted to have you join the staff of the Chicago Board of Trade (CBOT®). We are impressed with your qualifications and feel certain you will make a strong contribution to the CBOT in the years ahead.

To confirm the offer of employment, your starting salary as Managing Director, Information Technology is $16,666.67 per month (which equals $200,000 annually). For your information, paychecks are distributed bi-monthly on the 15th and the last day of the month.

We look forward to seeing you on August 29, 2001. The attached summary of CBOT benefits should answer many of your questions.

As a condition of employment and in order to comply with the requirements of the Immigration Reform and Control Act of 1986, you will need to bring documents that establish both your identity and employment eligibility to the orientation meeting. Acceptable documentation that establishes both identity and employment authorization includes: valid U.S. passport, U.S. citizenship certificate, naturalization certificate, resident alien card (i.e., green card) or unexpired foreign passport. To ensure prompt payroll processing, please bring your Social Security card in addition to the other documents mentioned above that establish identity.

Documents that establish identity only include a driver’s license or other documentation acceptable to the Attorney General, and must be accompanied by documents establishing employment authorization.

Should you have any questions and wish to call me, please do so at 312-435-3496 or reply via e-mail at: ddan84@cbot.com.

Again, we are pleased to have you as a member of our team and congratulate you on your new assignment. Welcome!

Sincerely,

Debra Dana

cc	William M. Farrow, III
Employee File

141 W. Jackson Blvd

Chicago, IL 60604-2994

312-435-3500

EMPLOYEE BENEFIT SUMMARY

Health & Dental Insurance

As an employee of the Chicago Board of Trade (CBOT), you and your dependents (your spouse and unmarried children under age 19 or under age 25 if a full-time student(s) and not employed full-time) are eligible for health and dental insurance. Coverage begins after one month of continuous employment (providing you are not disabled, ill or injured and away from work on that day, have elected coverage and have agreed to pay any applicable premium).

Life Insurance

You will be eligible for group term life insurance after one month of continuous employment. Providing you are under 65 years of age, you will be covered by a $700,000 basic policy (2 1/2 times your salary + $200,000), with $700,000 additional coverage in the event of accidental death (2 1/2 times your salary + $200,000) and $700,000 additional coverage (2 1/2 times your salary + $200,000) in the event loss of life is due to an injury that occurred while you were a passenger in a public vehicle operated by a common carrier, whether for personal or business use. Your beneficiary would receive an additional $500,000 if death occurs as the result of an accidental injury while traveling on CBOT business.

Dependent group term life insurance is also provided for each eligible member of your family as follows:

Spouse	$20,000

Dependent Children
(2 weeks up to 21 years)	$10,000
(full-time students 21 years up to 25 years)	$10,000

The group term life, accidental death, common carrier, business travel accident and dependent life insurance premiums are 100% paid for by the CBOT.

Disability Insurance

You will be eligible for short-term and long-term disability income benefits after one month of continuous employment. Both plans are entirely paid for by the CBOT.

Retirement Program

You are eligible to participate in our retirement program (non-contributory) on January 1st of the year in which you reach age 21 and complete one year of employment. Also you may become eligible for our retirement life insurance program upon retirement from the CBOT.

Savings Program

You will be eligible to participate in the CBOT Savings Plan on the first day of the month after you have completed one year of continuous employment. This is a payroll savings plan in which you may contribute annually up to 10% of your salary on an after-tax basis* (unmatched by the CBOT), and up to 10% of your salary on a pre-tax basis* (up to 4% of your salary matched 100% by the CBOT). This plan is designed to help you accumulate funds to meet your long range savings needs while receiving major tax advantages.

*	Please note that the maximum combined amount you may contribute to both accounts is 17% of your earnings.

Absences From Work

As an exception to policy, you will be eligible for four weeks of vacation (prorated during 2001). Beginning on January 1st of the year in which you complete 20 years of service, you will be eligible for five weeks of vacation.

You will be eligible for 3 sick leave days in 2001.

You will be granted time off with pay in 2001 for personal reasons, e.g., moving, court appearances, doctor appointments, etc., according to the following schedule:

MONTH OF HIRE	NUMBER OF PERSONAL DAYS
January – April	3
May – August	2
September – November	1
December	0

The CBOT will usually recognize 9 holidays in a calendar year. New employees must be on the payroll the day before and the day after a holiday to be compensated.

As an exception to CBOT policy, you will be guaranteed to receive incentive pay in the amount of $75,000 payable in December 2001, which is when annual incentives are usually paid. Also you will receive $100,000 as a hiring bonus. “As part of our offer of employment, and as an exception to our standard severance policy, in the event that you are terminated by the Company other than for cause, as a result of a change of control or any other development, you will be entitled to a severance benefit in the amount of your full annual salary. This severance benefit will be contingent upon your signing the standard Separation Agreement, which the Company employs in such matters.